Exhibit 10.2

3039 E CORNWALLIS RD

RESEARCH TRIANGLE PARK NC 27709-2195

May 18, 2010

Mr. Mike Harrison

Brocade Communications Systems, Inc.

1745 Technology Drive

San Jose, CA 95110

Subject: Amendment 4 to SOW#8 of the IBM/Brocade Goods Agreement ROC-P-68

This letter (the “Amendment”) serves as Amendment Number 4 to SOW#8, including all amendments thereto (“SOW#8”) of the Goods Agreement ROC-P-68 (the “Agreement”), which the parties hereto do mutually agree to amend as follows

1. Add Attachment F (including Schedule 1 thereto), Product Unique Attachment for IBM System x. The purpose of this attachment is to define unique terms and conditions that apply to sales of Brocade products to the IBM System x only.

2. Amend Section 1.1.1 to read in its entirety as follows:

“1.1.1 Additional Products. In addition to the Products set forth in Section 1.1 above, (a) the Products set forth in Schedule 1 to Attachment E to this SOW#8 are available to Buyer under the terms of this SOW#8, as such terms are modified in Attachment E for purposes of the Products set forth in Schedule 1 to Attachment E; and (b) the Products set forth in Schedule 1 to Attachment F to this SOW#8 are available to Buyer under the terms of this SOW#8, as such terms are modified in Attachment F for purposes of the Products set forth in Schedule 1 to Attachment F.”

3. Schedule 1 to Attachment E of the SOW#8 is hereby deleted in its entirety and replaced with Schedule 1 to Attachment E attached hereto.

4. The effective date of this Amendment shall be the date on the top of this Amendment (the “Effective Date”).

The parties acknowledge that they have read this Amendment, understand it, and agree to be bound by its terms and conditions. All capitalized terms not defined herein shall have the meaning set forth in the Goods Agreement or the SOW #8. All other terms and conditions of the Goods Agreement and SOW#8 that are unaffected by the revisions set forth in this Amendment shall remain in full force and effect. Further, the parties agree that this Amendment and the Goods Agreement and SOW#8 are the complete and exclusive statement of the agreement between the parties, superseding all proposals or other prior agreement, oral or written, and all other communications between the parties relating to this subject.

Accepted and Agreed To:		Accepted and Agreed To:
International Business Machines Corporation		Brocade Communications Systems, Inc.

By:	/s/ Michelle B. Wright 5/18/10	By:	/s/ Charles Leeming
Authorized Signature Date		Authorized Signature Date

Michelle B. Wright		Charles Leeming
Type or Print Name		Type or Print Name

GCM, Storage OEM Procurement		VP, OEM Sales
Title & Organization		Title & Organization

Address:		Address: 1745 Technology Drive
San Jose, CA 95110

Accepted and Agreed To:
Brocade Communications Switzerland, SarL

		By:	/s/ Ulrich Plechschmidt 19-May-2010
Authorized Signature Date

Ulrich Plechschmidt
Type or Print Name

Vice President EMEA
Title & Organization

IBM Brocade/Confidential

Schedule 1 to Attachment E

[**]

[**] Pages 3 - 7 have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

IBM Brocade/Confidential

Attachment F

Product Unique Attachment

Special Terms

Buyer may purchase Products listed in Schedule 1 to this Attachment F. The terms and conditions of this SOW #8, as amended, will apply to such purchases, with the exception of the following changes. In case of a conflict between the terms of SOW #8, as amended, and this Attachment F, the terms of this Attachment F shall prevail for purchases of Products set forth in Schedule 1 to this Attachment F.

The following changes are made to SOW #8 for purposes of Products set forth in Schedule 1 to Attachment F.

•	Section 2.1, Pricing: The fourth paragraph is removed. Quarterly rebates do not apply to purchases by Buyer of Product under Schedule 1 to this Attachment F.

•

Section 2.4, Point of Sale (POS) Reporting: is amended to read in its entirety as follows “Buyer agrees to work with supplier to identify a process to provide select Point of Sale (POS) Information to Supplier on an agreed to regular basis. The select POS information will include at least IBM PN, IBM ship date, quantity, channel and postal code to the extent that the data is available to provide to the supplier. The supplier agrees to identify a process to limit supplier's employee access to the buyer's data.”

•	Section 2.7, Warranty period. For purposes of Product listed in Schedule 1, the first instance of the text “[**]” is replaced with “[**]”. The second instance of the text “[**]” remains unchanged.

•	Section 3.1, Configure to Order (CTO): This section is deemed deleted.

•	Section 3.2, Fulfillment Logistics – Section 3.2 shall be amended to read in its entirety as set forth in Schedule 2 to this Attachment F.

•	Section 4.4, Modified/Cancelled Order: This section deemed deleted.

•	Section 4.6, Resolution of Customer Shipment Conflicts: This section is deemed deleted.

•	Section 4.8, Shipped and Uninstalled (S&U) Process: This section is deemed deleted.

•	Section 4.9, Rework Orders: This section is deemed deleted.

•	Section 4.10, HVEC Hub Replenishment: This section is deemed deleted.

•	Section 9.3.1: The definition of “Software Maintenance” in amended to read in its entirety as follows

“Software Maintenance” refers to the provision to Buyer by Supplier of certain software updates at no additional charge beyond the Software Maintenance and Support fees chargeable under Section 9.4.8 during the Software Maintenance period. Maintenance Releases and Minor Releases are generally included with Software Maintenance. Major Releases generally are not included with Software Maintenance.”

•	Section 9.4.6, Product Training: Section 9.4.6 is amended to read in its entirety as follows:

“One Support Training session for Buyer will be scheduled to be held at the IBM RTP Training Center per launch. If other training for Buyer on similar products is being delivered in a similar scheduled timeframe, then that training will be leveraged to deliver on this requirement. Supplier Education Services can make available agreed to training materials/content to Buyer via Web-based Training or PDF. The IBM Commodity Manager responsible for this SOW will coordinate and request all training covered by this SOW.”

[**] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

IBM Brocade/Confidential

•	Section 9.4.8, Software Maintenance and Support Program: Section 9.4.8 is amended to read in its entirety as follows:

“Products purchased under Attachment F to this SOW may be subject to an annual Software Maintenance and Support program. If applicable, annual Software Maintenance and Support will be listed on the Schedule 1 to Attachment F. Under the terms of this support program, an initial [**] period of Software Maintenance and Support commencing from the date of shipment of such unit of Product is included in the purchase price for each unit of Product. After this initial t[**]period, each unit of Product shall be eligible for up to [**] periods of Software Maintenance and Support, unless and until Buyer terminates the Software Maintenance and Support program for all Products. For purposes of this Section, “Eligible Products” means the number of Products eligible for Software Maintenance and Support during the relevant time period. The annual Software Maintenance and Support program shall be automatically renewed for all units of Product which remain eligible under the preceding sentence, unless cancelled by Buyer effective as of the end of a calendar quarter with ninety (90) days prior written notice to Supplier. If the Maintenance and Support Program is cancelled by Buyer, Supplier is no longer obligated to provide Software Maintenance and Support to Buyer. The fees for each year of this annual Software Maintenance and Support program for a unit of Product shall be listed as the Annual Software Maintenance and Support Fee per Unit in Schedule 1 to Attachment F.

“For the convenience of the Buyer, [**] of annual Software Maintenance and Support shall be billed to Buyer with each unit of Product purchased, [**]

“For purposes of clarification, [**] If Buyer elects not to renew the annual Software Maintenance and Support program for all Products, any funds remaining in the [**] which have not been earned by Supplier shall either be refunded to Buyer or (if the parties mutually agree) may be used as an adjustment to other amounts due to Supplier. [**] or adjust other amounts due to Supplier based on mutual agreement between the parties.

In addition, Buyer may, at Buyer’s sole discretion renew Software Maintenance and Support beyond the [**]period at the Annual Software Maintenance and Support Fee per Unit in Schedule 1 to Attachment E. Supplier will invoice Buyer for these subsequent renewals.

Notwithstanding the foregoing, any customer will be entitled to firmware fixes at no additional charge for a period of 5 years following the Product End of Life.

“When initiating a technical support request with Supplier, Buyer may provide only if it is reasonably available to Buyer either the serial number or worldwide name of the Product. Supplier shall have the right to assign support obligations to the appropriate local Supplier subsidiary.”

[**] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

IBM Brocade/Confidential

•	Section 10.2 Communications Coordinators: The Executive Sponsors listed in Section 10.2 are replaced with the following:

For Supplier

Name:	[**]
Address	1745 Technology Drive
San Jose, CA 95110
Phone:	[**]
Email	[**]

For Buyer:

[**]3039 E.Cornwallis Road

Research Triangle Park, NC 27709

[**]

The Business Coordinator and Technical Coordinator listed in Section 10.2 for Buyer are replaced with the following:

Business Coordinator:

[**]3039 E.Cornwallis Road

Research Triangle Park, NC 27709

[**]

Technical Coordinator:

[**]3039 E.Cornwallis Road

Research Triangle Park, NC 27709

([**]

•	Attachment C, Initial Business Terms for Ethernet Networking Products: This attachment is deemed deleted.

•	Attachment D, Sales Assistance and Support: This attachment is deemed deleted.

[**] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

IBM Brocade/Confidential

Schedule 1

to

Attachment F

[**]

[**] Pages 11 - 12 been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

IBM Brocade/Confidential

SCHEDULE 2 to

ATTACHMENT F

FULFILLMENT

3.2	Product Hubbing/Consignment

3.2.1	Hub Arrangement. “Hub Product” shall mean any Supplier Product listed in Schedule 1 to Attachment F. The following terms and conditions will apply to any Hub Product(s) for which an agreement has been executed between and among Supplier, Buyer, and/or third party (“Hub Provider”) to allow such Hub Product to be shipped to and held in a third party’s warehouse (or warehouses) (“Hub(s)”).

Hubs will be established for IBM’s third party fulfillment partners [**]. The parties reserve the right to discuss the addition of a Hub in other location(s), subject to the mutual written agreement of the parties.

The parties will mutually agree to any incremental hubbing costs associated with the hubbing arrangement, such as freight cost to hub destinations and warehousing fees prior to any performance, by documenting in SOW 8 Attachment F, Schedule 1 Product Price List and Description the amount of incremental hubbing costs which Supplier may include in the Product price. The parties agree to periodically review a breakdown of such hubbing costs to determine if changes in the logistics will change this cost.

3.2.2	Hub Stocking On a weekly basis Buyer, or Hub Provider, will provide a 13-week rolling forecast to Supplier showing the demand for the Hub Products to be sent to the Hub(s) and such quantities shall be identified by the specific geographic locations of the Hubs (“Hub Forecast”). Supplier agrees to ship quantities of such Product to the Hubs sufficient to meet at least [**] weeks of demand, and at most [**]weeks of demand, both of which are based on the forward-looking [**]week period forecast (“Minimum Stock Level”). Should Buyer pull more than the Hub Forecast amount, Supplier will have [**]weeks to restock the Hub to the Minimum Stock Level. The Minimum Stock Level will include the balance of the Hub Product physically in the Hub location available for immediate sale (“On-Hand Balance”) plus the Hub Product en route to the hub location scheduled for arrival within the transit lead time for that Hub (“In-Transit Balance”). Supplier may reduce Hub inventory to zero only when there is no demand reflected in each week of the Hub Forecast for the forward-looking [**] week period. If forecast is significantly higher than normal run rates, Buyer will work with Supplier to review Hub inventory levels and adjust as mutually agreed upon.

3.2.3	Ship Performance Supplier’s goal will be to satisfy a [**] Product Availability rate at each Hub location. “Product Availability” is defined as Hub Products being available for purchase (“pull” from On-Hand Balance) by Hub Provider at the time a valid pull notification is received. At the beginning of each calendar quarter, Buyer and Supplier may discuss the above Product Availability rate goal. Should the parties agree that the Product Availability rate goal was not achieved, Supplier will immediately acknowledge the deficiency. Within [**] days of such acknowledgement, Supplier will investigate the root cause of such failure to achieve the Product Availability goal, and will develop an appropriate corrective action plan. Hub Product pull requests in excess of Hub Forecast will not be used in the calculation of the Product Availability rate, nor in the determination of root cause. In addition, should Supplier experience constrained supply situation, the allocation provisions of SOW8 Section 4.1 “Allocation of Product Supply” shall apply.

[**] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

IBM Brocade/Confidential

3.2.4	Shipping Supplier will be responsible for shipping charges of the Hub Product from Supplier’s point of origin to the Hub. Pursuant to Section 1.0 of this Schedule 2 to Attachment F these costs may be included in the Product price. All shipments from the Hub will be EXW the Hub, and Buyer is responsible for all shipping charges thereafter. Buyer will act as the importer of record for all Hub Product shipped from the Hub and will be responsible for associated customs, duty, and Value Add Tax (VAT) administration. Title to and risk of loss of the Hub Product will pass to Buyer upon physical removal of such Hub Product from Brocade’s designated area within the applicable Hub.

3.2.5	Product Discontinuance for Products Held in Hub Discontinuance of any Hub Product shall be in accordance with the terms set forth in the SOW. The parties agree to work together to minimize the liability of each party upon end-of-life notice of a Hub Product.

IBM Brocade/Confidential